Exhibit 99.3

THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD.
SEGMENT SALES INFORMATION (Unaudited)
Six Months Ended March 30, 2007 and the Quarters Ended
March 30, 2007 and December 29, 2006
(dollars in millions)

	Six Months Ended	Quarters Ended
	March 30,	March 30,	December 29,
	2007	2007	2006

Net Sales:
Medical Devices	$2,970	$1,511	$1,459
Imaging Solutions	452	228	224
Pharmaceutical Products	670	344	326
Medical Supplies	496	250	246
Retail Products	402	206	196
	$4,990	$2,539	$2,451